Exhibit 10.3

SECOND AMENDED AND RESTATED SEVERANCE PAYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED SEVERANCE PAYMENT AGREEMENT (“Agreement”) is made and entered into as of the 21st day of September, 2012 (the “Execution Date”), by and between WASHINGTONFIRST BANK, a Virginia banking corporation (“Employer”), and GEORGE W. CONNORS, a Virginia resident (“Employee”):

WITNESSETH

WHEREAS, Employee is employed by Employer as its President and Chief Credit Officer; and

WHEREAS, Employer wants to encourage Employee to remain in Employer’s employ through any Change of Control (as defined below) to facilitate Employer’s best interests by enhancing Employer’s value and providing prospective acquirers with a stable management transition team after any Change of Control; and

WHEREAS, Employer and Employee are parties to that certain Amended and Restated Severance Payment Agreement dated December 30, 2010 (the “First Amended Agreement”), and mutually desire, by the execution of this Agreement, to amend, restate and modify the terms of the First Amended Agreement, as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties intending to be legally bound agree as follows:

1. RESTATEMENT OF FIRST AMENDED AGREEMENT. Upon the Effective Date, this Agreement shall amend, modify, restate, and completely supersede the First Amended Agreement.

2. TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) months. Unless terminated earlier as provided in this Section 2 or pursuant to Section 16 of this Agreement, the term of this Agreement shall automatically renew for a one (1)-year period each year on the anniversary of the Effective Date beginning on the third anniversary of the Effective Date, unless either party provides written notice at least thirty (30) days before the end of the initial term or any renewal term, as applicable, that it does not desire to renew this Agreement. Notwithstanding the foregoing, in the event of a Change of Control on or prior to Employee’s termination of employment for any reason, whether by Employee or Employer, the term of this Agreement shall expire thirty-six (36) months after the effective date of the Change of Control, with no renewal thereafter. In the event of Employee’s termination of employment for any reason, whether by Employee or Employer, prior to a Change of Control, this Agreement shall terminate on the date of such termination.

3. DEFINITIONS. For purposes of this Agreement, capitalized terms that are not otherwise defined shall have the following definitions.

a. “Annual Compensation” means Employee’s base salary in effect immediately prior to the effective date of the Covered Termination or, if greater, the

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highest level of Employee’s base salary in effect during the two (2) calendar years immediately preceding the calendar year in which the effective date of the Covered Termination occurs.

b. “Cause” means, with respect to Employee, the occurrence of any of the following:

i. The commission by, or indictment of, Employee for any felony involving moral turpitude, deceit, dishonesty, or fraud;

ii. A material act or acts of dishonesty or breach of fiduciary duty in connection with the performance of Employee’s duties; or

iii. Continued, willful, and deliberate non-performance by Employee of duties (other than by reason of illness or Disability) which has continued for more than thirty (30) days following written notice of non-performance from the Board of Directors of Employer (the “Board”).

A determination of whether Employee’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in the good faith opinion of the Board an event described in clauses (i), (ii), or (iii) has occurred and specifying the particulars thereof in detail.

For purposes of this paragraph, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without a reasonable belief that Employee’s action or omission was in the best interests of Employer. Employee’s employment shall not be terminated for “Cause” in accordance with this paragraph for any act or action or failure to act which is undertaken or omitted in accordance with a resolution of the Board or upon advice of Employer’s counsel.

c. “Change of Control” means the occurrence, in a single transaction, or in a series of related transactions, of any one or more of the following events:

i. The acquisition by any person or group of persons (as such terms are defined and used in Sections 3(a)(9) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (such person or group of persons, an “Exchange Act Person”) of beneficial ownership (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Employer or WashingtonFirst Bankshares, Inc. (the “Company”) entitled to vote generally in the election of directors (“Voting Securities”);

ii. Individuals who, on the Execution Date, are members of the Board of Directors of Employer (such individuals, “Employer Incumbent Board”) cease for any reason to constitute at least a majority of the members of such board; provided, however, that if the appointment or election (or nomination for election) of any new board members was approved or recommended by a majority vote of the members of the Employer Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Employer Incumbent Board;

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iii. Individuals who, on the Execution Date, are members of the Board of Directors of the Company (such individuals, “Company Incumbent Board”) cease for any reason to constitute at least a majority of the members of such board; provided, however, that if the appointment or election (or nomination for election) of any new board members was approved or recommended by a majority vote of the members of the Company Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Company Incumbent Board;

iv. A reorganization, merger, or consolidation with respect to which those Exchange Act Persons who were beneficial owners of the Voting Securities of Employer or of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, shares representing more than fifty percent (50%) of the combined voting power of the Voting Securities of the corporation resulting from such reorganization, merger, or consolidation;

v. A plan of liquidation or dissolution of Employer or the Company or similar event; or

vi. A sale or other disposition of all or substantially all the assets of Employer or the Company; provided, however, that in no event shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of Employer by Employer or the Company, or by any employee benefit plan maintained by Employer or the Company.

d. “Covered Termination” means, with respect to Employee, the termination of Employee’s employment with Employer, subsequent to a Change of Control and during the term of this Agreement:

i. By Employer, other than for Cause or other than as a result of Employee’s death or Disability, on or within thirty-six (36) months after the effective date of a Change of Control;

ii. By Employee, for Good Reason, on or within thirty-six (36) months after the effective date of a Change of Control; or

iii. By Employee, for any reason other than as a result of Employee’s death or Disability, during the period beginning ninety (90) days after the effective date of a Change of Control and ending thirty six (36) months after such effective date of a Change of Control.

e. “Disability” means Employee’s inability to perform the essential functions of Employee’s position with or without accommodation for six (6) months in the aggregate during any twelve (12) month period.

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f. “Effective Date” means the date that is the earlier of (i) the day after the closing of the Merger Agreement, or (ii) the date of termination of the Merger Agreement.

g. “Good Reason” means, with respect to Employee, the occurrence of any of the following:

i. Without Employee’s express written consent, the assignment by Employer to Employee of any duties which are materially inconsistent with Employee’s positions, duties, responsibilities and status with Employer immediately prior to a Change of Control, or a material change in Employee’s reporting responsibilities, titles or offices as an officer and employee and as in effect immediately prior to such a Change of Control, or any removal of Employee from or any failure to re-elect Employee to any of such responsibilities, titles or offices, except in connection with the termination of Employee’s employment for Cause, or as a result of Employee’s death or Disability, or by Employee other than for Good Reason;

ii. Without Employee’s express written consent, a reduction in Employee’s base salary as in effect immediately prior to the date of the Change of Control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to Employee as in effect immediately prior to the date of the Change of Control; or

iii. A change in Employee’s principal place of employment by a distance in excess of twenty-five (25) miles from its location immediately prior to the Change of Control.

Notwithstanding the foregoing, Employee may not resign for Good Reason unless Employee resigns within six (6) months after the occurrence of the event or circumstances constituting Good Reason.

h. “Merger Agreement” means that certain Agreement and Plan of Reorganization by and among WashingtonFirst Bankshares, Inc., Alliance Bankshares Corporation, and Alliance Bank Corporation dated as of May 3, 2012.

4. EMPLOYEE’S RIGHT TO SEVERANCE PAYMENTS. In the event of a Covered Termination, Employee shall be eligible to receive the following compensation and benefits:

a. A cash severance payment equal to two (2) times Employee’s Annual Compensation (“Severance Payment”). Employer shall make the Severance Payment in a single lump sum payment, less applicable withholding, no later than ten (10) business days following the termination date;

b. If Employee is participating in the group health insurance plans of Employer on the termination date, and Employee timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, Employer shall pay or shall reimburse Employee for COBRA premiums necessary to continue Employee’s health insurance coverage in effect for Employee and Employee’s eligible dependents on the termination date, if any, until the earliest of (i) the close of the twelve

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(12)-month period following the termination date; (ii) the expiration of Employee’s eligibility for the continuation coverage under COBRA; or (iii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with Employee’s new employment or self-employment. Notwithstanding the foregoing, if Employer determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Employer shall, in lieu of the benefits provided in this Section 4(b), provide the following benefits: If Employee is participating in the group health insurance plans of Employer on the termination date, and Employee timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, Employer shall pay to Employee, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and his or her eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (A) the twelve (12)-month period following the termination date; (B) the duration of the period in which Employee and his or her eligible dependents are enrolled in such COBRA coverage; or (C) the duration of the period ending on the date when Employee enrolls in substantially equivalent health coverage in connection with Employee’s new employment or self employment. Employee may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. In the event Employee ceases to be eligible for COBRA or enrolls in substantially equivalent health coverage in connection with Employee’s new employment or self employment during, in each case prior to the end of the twelve (12)-month period following the termination date, Employee must immediately notify Employer of such event and Employer will cease payment of the Special Cash Payments; and

c. Acceleration of the vesting of all of Employee’s then outstanding compensatory equity awards as of the termination date.

All references to Employer in this Agreement shall be deemed to include any affiliate of Employer, or the acquiring, surviving or successor entity in the Change of Control or their affiliates, as applicable. For purposes of clarity, a change in the entity for which Employee is employed, provided that there is no interruption or termination of Employee’s employment with Employer or its affiliates, will not be considered a termination of Employee’s employment hereunder. Payment of any benefits described in this Section 4 shall be subject to the restrictions and limitations set forth in this Agreement, including without limitation the Release contemplated herein.

5. RELEASE. In the event of a Covered Termination, Employee agrees (a) to execute a general release of claims in favor of Employer (“Release”) in a form acceptable to Employer and Employee within the applicable period specified in the Release not to exceed forty-five (45) days after the termination date, or, if no period is specified in the Release, within fourteen (14) days of the termination date, (b) not to revoke the Release within any applicable revocation period specified in the Release; and (c) to comply with any post-termination obligations to Employer, including the confidentiality and non-disparagement provisions of the Release, if applicable.

6. EMPLOYEE’S ADDITIONAL RIGHTS UPON TERMINATION. Within ten (10) days from Employee’s termination date, but in any event no later than required by applicable law, whether or not such termination is a Covered Termination, as defined herein, Employer shall pay to Employee all accrued and unpaid salary, bonuses, vacation, and other amounts earned or otherwise due to Employee through the termination date, less withholdings required by law.

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7. ACCELERATED VESTING OF EQUITY AWARDS. In the event of a Change of Control, if the acquiring, surviving or successor entity in the Change of Control does not assume, continue or substitute Employee’s unvested outstanding equity awards, whether or not Employee’s employment is terminated as a result of the Change of Control, all such equity awards shall become fully vested, and any reacquisition or repurchase rights held in respect of such equity awards will lapse, as applicable, effective as of the date of such Change of Control or, if applicable, such earlier time as may be necessary to allow Employee to exercise such equity awards and to exchange or sell shares received pursuant to the exercise of such equity awards in connection with the transaction resulting in such Change of Control.

8. PARACHUTE PAYMENTS. If any payment or benefit Employee would receive in connection with a Change of Control from Employer pursuant to the terms of this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order; provided, however, that such election shall be subject to Employer approval if made on or after the date on which the event that triggers the Payment occurs: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Employee.

9. APPLICATION OF SECTION 409A. Notwithstanding anything to the contrary in this Agreement, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Employer reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional twenty percent (20%) tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(5).

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If Employer (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, Employer (or the successor entity thereto, as applicable) shall (x) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section 9 and (y) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

10. TAXES AND WITHHOLDING. Employer shall have the right to deduct and withhold from any payments under this Agreement and all other compensation of Employee all social security and other federal, state and local income and employment taxes and charges that currently are or that hereafter may be required by law to be so deducted and withheld.

11. SUCCESSORS AND ASSIGNS.

a. Assignment. Employer’s rights herein are freely assignable. Employee shall be under no duty to mitigate or otherwise reduce any compensation to which Employee is entitled under this Agreement, by accepting any other employment or compensation for Employee’s services rendered of any kind.

b. Binding Effect, Etc. This Agreement, including all of its terms and provisions, shall be binding upon and inure to the benefit of the parties and their personal representatives and, in the case of Employer, its successors and assigns (including, without limitation, any corporation which might acquire all or substantially all Employer’s assets or business, or with which Employer or a successor may be consolidated or merged).

12. CHOICE OF LAW. This Agreement has been negotiated and executed, and is to be substantially performed, in the Commonwealth of Virginia. Any rights or obligations of the parties shall be governed by and construed under the internal laws of Virginia, but not its conflicts of laws.

13. NOTICES. All notices required under this Agreement shall be in writing and shall be deemed effective upon receipt if hand delivered or upon the lapse of three (3) business days, when mailed by certified or registered mail, return receipt requested, as follows:

If to Employer:

WashingtonFirst Bank

Attention: Ms. Karen L. Laughlin

11921 Freedom Drive, Suite 250

Reston, VA 22190

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With a copy to:

Shaza L. Andersen

Chief Executive Officer

WashingtonFirst Bank

11921 Freedom Drive, Suite 250

Reston, VA 22190

If to Employee:

George W. Connors

2921 N. Dinwiddie Street

Arlington, VA 22207

or such other address as may be designated by either of the parties in a written notice to the other party.

14. WAIVER AND SURVIVAL OF RIGHTS. No act, failure to act, omission, or delay, in whole or in part, by any party in exercising any right, power, or privilege under this Agreement shall be a waiver to exercise any such right, power, or privilege. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided at law or equity. All covenants and rights of the parties shall survive expiration or termination of this Agreement until all such covenants and rights shall have been performed in full.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Employee and Employer with regard to the subject matter hereof. This Agreement is the complete, final and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

16. AMENDMENTS. Except as otherwise expressly provided in Section 2 hereof, this Agreement may be amended, modified or terminated only in writing signed by Employee and Employer.

17. SEVERABILITY. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to applicable law) of any provision shall not render unenforceable, or impair, the remainder of this Agreement. If any provision of this Agreement shall for any reason be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case or circumstance, such case or circumstance shall not have the effect of rendering the provision in question, invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance, or of rendering any other provision or provisions of this Agreement invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict, and this Agreement shall be deemed amended to delete or modify the offending provision so that it will be rendered valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

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18. COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which shall have the same effect as originals, but all such counterparts collectively shall constitute the same instrument.

19. HEADINGS. The headings to Sections of this Agreement are for information purposes only and shall not constitute part of this Agreement.

20. RECITALS. The recitals in this Agreement shall not constitute a part of this Agreement.

21. TERMINOLOGY. All personal pronouns used in this Agreement, whether in the masculine, feminine, or neuter genders, shall include all other genders, and the singular shall include the plural and vice versa.

22. REPRESENTATION BY COUNSEL; INTERPRETATION. The parties acknowledge that each party to this Agreement has had the opportunity to consult with and be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to the doctrine of contra proferentum, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

23. DISPUTE RESOLUTION.

a. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be resolved by submission to arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association, and confirmation of such award rendered by the arbitrator may be entered in the Circuit Court for the County of Fairfax, Virginia, or such other place as may be mutually agreed upon at the time by the parties to the arbitration. The costs and expenses of the arbitration (“Arbitration Costs”), including the arbitrator’s fee and expenses, shall be allocated between the parties to the arbitration as determined by the arbitrator to be fair and reasonable; provided, however, that each party shall pay for and bear the cost of him or its own experts, evidence and counsel. Notwithstanding the foregoing, where a claim has been asserted or defended against on grounds that the arbitrator deems frivolous, or where the arbitrator determines, upon a clear and convincing showing, that the non-prevailing party has engaged in unconscionable conduct to delay or obstruct the proceedings, the arbitrator may assess all Arbitration Costs upon the non-prevailing party, including the prevailing party’s attorneys’ fees and expenses. No award of punitive damages may be rendered by the arbitrator in such proceeding.

b. Mediation. At least sixty (60) days before a party may deliver a demand for arbitration pursuant to Section a., such party shall provide to the other party a written notice describing the nature of the claim or controversy (“Dispute Notice”). Following receipt of the Dispute Notice, each party shall use his or her good faith efforts to reach a mutually acceptable resolution of the dispute, and shall designate a representative not directly involved in the dispute to exchange relevant information and meet with the other party’s representative. If the parties are unable to reach a settlement within thirty (30) days, the parties shall endeavor to settle the dispute by mediation pursuant to the Center for Public Resources Model Procedure for Mediation of Business Disputes. For this

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purpose, the parties shall, within ten (10) days, appoint a mutually agreeable neutral person (“Neutral”), or failing agreement a Neutral shall be selected with the assistance of the Center for Public Resources, to facilitate resolution of the dispute. All discussions between the parties shall be confidential and shall be treated as inadmissible settlement negotiations under Rule 408 of the Federal Rules of Evidence and similar rules. If the good faith efforts of the parties fail to resolve the dispute within the sixty (60) day period following delivery of the Dispute Notice, a party who provided the Dispute Notice may initiate arbitration under Section a and take any other action available in connection with the dispute.

24. FURTHER ASSURANCES. The parties to this Agreement shall perform such acts and/or execute, acknowledge, and deliver to each other any instruments which may be reasonably required to implement the purposes of this Agreement.

25. NO SET-OFF OR DEMANDS. No payments owed or other obligations owing to Employee under this Agreement shall be reduced by any amounts claimed or other demands against Employee except for (i) bona fide loans and advances from Employer to Employee documented in writing, and (ii) payments made by Employer to third parties on Employee’s behalf at his direction or with his approval and documented in writing.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

Employer:

WASHINGTONFIRST BANK

By:	/s/ Shaza L. Andersen	Attest:	/s/ Richard D. Horn

	Chief Executive Officer		Secretary

Employee:

/s/ George W. Connors		Witness:	/s/ Karen L. Laughlin

George W. Connors

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